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                                [L&W Letterhead]

                                  June 3, 1998









Duane Reade Inc.
440 Ninth Avenue
New York, New York  10001

         Re: Registration Statement on Form S-8 with respect to 1,910,543 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

             In connection with the preparation and filing by Duane Reade Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 1,910,543 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to the Duane Reade Inc. 1992 Stock Incentive Plan, the Duane Reade Inc. 1997 Equity Participation Plan (collectively, the "Plans"), and the stock option agreements between the Company and each of William J. Tennant, Anthony J. Cuti and Joseph Lacko (collectively the "Stock Option Agreements"), you have requested our opinion with respect to the matters set forth below.

             In our capacity as counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorizations, issuance and sale of the Shares, and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

             In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

             We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the

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applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law of the laws of any local agency within any state.

             Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued upon exercise of the options for such Shares and payment of the exercise price therefor as contemplated by the Plans and the Stock Option Agreements will be validly issued, fully paid and nonassessable.

             We consent to your filing this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,



                                           /s/Latham & Watkins
                                           -------------------
                                           Latham & Watkins